UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2011

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2011, Hampton Hotel Associates LLC (the “Borrower”) and MHI Hospitality, L.P., both affiliates of MHI Hospitality Corporation (the “Company”), entered into a Second Amendment to Commitment Letter to extend the maturity date (the “Extension”) of the $9.0 million mortgage (the “Mortgage Loan”) on the Crowne Plaza Hampton Marina hotel property with TowneBank (the “Lender”), from June 30, 2011 to June 30, 2012 (the “Extension Period”).

During the Extension Period, and pursuant to the loan documents:

•	the interest rate applicable to the Mortgage Loan will be 4.55% over LIBOR with an interest rate floor of 5.00%;

•	Borrower will pay to Lender monthly interest payments plus monthly principal payments of $16,000; and

•	Borrower and Lender agreed that the Mortgage Loan shall be subject to a minimum debt service coverage ratio of 1.20.

In order to effect the Extension, and pursuant to the loan documents:

•	Borrower paid to Lender an extension fee of $22,500; and

•

Borrower pledged to Lender a first security interest in the amount of $750,000 cash collateral, such cash collateral to be applied by Lender as principal curtailment on the Mortgage Loan only under certain circumstances for events occurring on or before December 20, 2011.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On July 7, 2011, the Company issued a press release announcing the Extension to the maturity date of the Mortgage Loan on the Crowne Plaza Hampton Marina. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of MHI Hospitality Corporation dated July 7, 2011, announcing the Extension to the maturity date of the Mortgage Loan on the Crowne Plaza Hampton Marina.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2011

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Andrew M. Sims Chief Executive Officer

Exhibit List

99.1	Press Release of MHI Hospitality Corporation dated July 7, 2011, announcing the Extension to the maturity date of the Mortgage Loan on the Crowne Plaza Hampton Marina.